                                               Filed pursuant to Rule 424(b)(3)
                                               Registration No. 333-54294

PROSPECTUS
----------

                                6,545,378 SHARES

                             HA-LO INDUSTRIES, INC.

                                  COMMON STOCK

                          ($0.001 PAR VALUE PER SHARE)

         This prospectus relates to 6,545,378 shares of HA-LO common stock that may be offered for sale or otherwise transferred from time to time by the selling stockholders identified in this prospectus. The shares include not less than 1,030,918 shares and not more than 2,580,365 shares of common stock issuable upon the conversion of HA-LO Series A convertible participating preferred stock. The aggregate net proceeds to the selling stockholders from the sale of the shares of common stock will equal the sales price of such shares of common stock, less any commissions. See "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. The expenses incurred in registering the 6,545,378 shares of common stock, including legal and accounting fees, will be paid by us.

         All of the shares of common stock covered by this prospectus, including the 2,580,365 shares issuable upon the conversion of convertible preferred stock, were acquired by the selling stockholders from us in connection with our May 2000 acquisition of Starbelly.com, Inc., an online custom-decorated merchandise business. See "Selling Stockholders."

         Our common stock is listed on the New York Stock Exchange under the symbol "HMK." The last reported sale price of our common stock on January 30, 2001 on the New York Stock Exchange was $3.75 per share.

         Our principal executive offices are located at 5980 West Touhy Avenue, Niles, Illinois 60714, and our telephone number is (847) 647-2300.

         INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                   -----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   -----------

               The date of this Prospectus is February 2, 2001.


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                 ===============================================

         YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDERS ARE NOT OFFERING THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                   -----------

                                                    TABLE OF CONTENTS



OUR COMPANY.......................................................................................................3

RISK FACTORS......................................................................................................5

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.......................................................15

USE OF PROCEEDS..................................................................................................16

SELLING STOCKHOLDERS.............................................................................................17

PLAN OF DISTRIBUTION.............................................................................................21

LEGAL MATTERS....................................................................................................22

EXPERTS..........................................................................................................22

WHERE TO FIND MORE INFORMATION...................................................................................22

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................23




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                                   OUR COMPANY

         We are a full service, innovative brand marketing organization whose diverse marketing disciplines, or competency groups, are centered around our clients' brands. Brand marketing builds the value of the brand by connecting it with target audiences to achieve strategic marketing objectives.

         Our competency groups are organized into three operating segments: promotional products, marketing services and telemarketing. The marketing services segment is further divided into promotion marketing, brand strategy and identity, presence marketing and consumer event marketing segments or divisions. Each one of the segments has similar products and services, production processes, types of customers, distribution methods and regulatory environments.

         Our competency groups include:

         PROMOTIONAL PRODUCTS, offered by HALO Branded Solutions, a division of ours, physically connects brands with identified target markets and individuals through repeated exposure to merchandise that builds brand awareness, enhances brand recognition and creates brand loyalty.

         PROMOTION MARKETING, offered by UPSHOT, a subsidiary of ours, connects brands with consumers at strategic points of contact through consumer and retail promotion, merchandising and sponsorship activation.

         BRAND STRATEGY AND IDENTITY, offered by LAGA, a subsidiary of ours, connects a company product, service or image with a target audience by creating, revitalizing, or leveraging a brand through brand identity, design, and integrated communication programs.

         PRESENCE MARKETING, offered by our HA-LO Sports & Entertainment and Events By HA-LO divisions, connects brands with target audiences through sports and corporate sponsorships, licensing, corporate meetings, events and sales incentive programs.

         RELATIONSHIP MARKETING, offered by UPSHOT and Market USA, subsidiaries of ours, connects brands with target audiences through consumer events, including new product sampling and brand awareness programs, and through a range of telemarketing services.

         On May 3, 2000, we acquired Starbelly.com, Inc. The stockholders of Starbelly.com (including holders of stock options) received the following consideration in exchange for their stock held in Starbelly.com:

         (1) approximately $19 million in cash (of which approximately $2.5 million was paid toward the merger expenses of Starbelly.com and its stockholders); and

         (2)      the issuance of:

                  (a) 17 million shares of HA-LO common stock; and

                  (b) 5.1 million shares of HA-LO convertible preferred stock.

         We intend to create a leading business to business e-commerce marketplace for the custom-decorated merchandise industry. The business-to-business e-commerce marketplace facilitates transactions between users that either utilize the goods or services acquired to produce additional goods or services, or sell such goods or services directly to consumers via the Internet or otherwise. This is in

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contrast to the business-to-consumer e-commerce marketplace that facilitates transactions between businesses and traditional "retail" consumers through the Internet medium. We intend to redefine the traditional market for customized soft and hard goods with an interactive marketplace that allows our customers to customize decorations on any product in real-time from any Internet web browser.

         HALO Branded Solutions coordinates key aspects of the custom-decorated merchandise supply chain. Fulfillment systems act together as a single interface between the end-user and the suppliers to the industry, such as suppliers of undecorated merchandise (referred to as "blanks" by sellers of custom-decorated merchandise), decorators, customer service representatives, offsite producers and shippers. Our systems are geared to add efficiencies to several links in the traditional supply chain, providing our customers with exceptional convenience, a simplified customizing and ordering process, faster delivery, status tracking, lower costs and a more enjoyable customer experience. In addition, by accessing the national distribution network directly, we are developing a virtual distribution network with key distributors that provides us with inventory on a just-in-time basis of a large selection of soft and hard goods, minimizing inventory requirements for us and our customers.

         We intend to implement our custom-decorated merchandise marketplace so as to provide multiple customized interfaces for three different distribution channels. The custom-decorated merchandise marketplace includes those industries which create, sell or otherwise produce promotional products, marketing services, and advertising specialties, including novelty items and uniforms. The customized interfaces to which we refer are three separately designed e-commerce mediums which facilitate order placement for these three distribution channels:

         - the "BUSINESS-TO-BUSINESS" market, where our business customers can set up customizable virtual storefronts carrying merchandise they select and purchase through HALO Branded Solutions;

         - the "INTERNET PROPERTIES" market, where we provide third-party Internet websites such as Internet portals with virtual storefronts offering merchandise with those third parties' own logos and brands; and

         - the "BUSINESS-TO-CONSUMER" market, where consumers will be able to access our website to interactively design, customize and order products.

         Our principal executive offices are located at 5980 West Touhy Avenue, Niles, Illinois 60714, and our telephone number at that address is (847) 647-2300.


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                                  RISK FACTORS

         Before deciding to invest in shares of our common stock, you should consider carefully all of the information contained in this prospectus, including the following factors which relate to the combined businesses of HA-LO and Starbelly.com. All of the identified risks can be substantial and many of these risks could materially and adversely affect our results of operations, financial condition, business and prospects, as well as the market price of our common stock.

RISKS RELATED TO HA-LO

WE MAY HAVE DIFFICULTIES IN MANAGING GROWTH

         We have experienced growth over the past several years as a result of internal growth and acquisitions; continued growth can be expected to place significant demands on our management and resources. If we are unable to manage growth effectively, our business, results of operations or financial condition could be materially adversely affected. We can give you no assurance that we will be able to successfully integrate acquired businesses into our existing operations, realize the intended benefits of such acquisitions, or retain sales representatives and key employees previously associated with acquired businesses.

WE MAY EXPERIENCE QUARTERLY FLUCTUATIONS IN SALES AND EARNINGS; FOURTH QUARTER CONCENTRATION

         Some of our customers tend to utilize a greater portion of their advertising and promotional budgets in the latter half of the year, which historically has resulted and may continue to result in a disproportionately large share of our net sales being recognized in the fourth quarter. We incur general and administrative expenses evenly throughout the year, which historically has resulted and may continue to result in a disproportionate share of our net income being reported in the fourth quarter. In addition, the timing of and method of accounting used to report the results of operations of acquired businesses may cause substantial fluctuations in our operating results from quarter to quarter. Therefore, the operating results for one quarter may not be a reliable indicator of the results to be expected in any future quarter.

DEPENDENCE UPON SALES REPRESENTATIVES AND KEY PERSONNEL

         Our success is largely attributable to our ability to attract, motivate and retain high quality sales representatives. We are not dependent upon any one or any affiliated group of sales representatives for a material amount of our revenues; however, when a sales representative's relationship with us terminates, customers serviced by such representative may cease to purchase our products. We can give you no assurance that we will not experience a significant turnover rate in the future. In addition, our success has been the result, in large part, of the skills and efforts of our senior management. Our success and continued growth will depend on our ability to recruit, hire, motivate and retain other highly qualified managerial personnel, including personnel previously employed by or associated with businesses acquired by us. The loss of several members of our senior management or our inability to attract and retain highly qualified managerial personnel could have a material adverse effect on our business, future growth, results of operations or financial condition.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

         We currently have offices in North America, Europe and Asia, and an important component of our growth strategy is to expand our international distribution capabilities. There are certain risks inherent in conducting international business, including exposure to currency fluctuations, longer


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collection cycles, compliance with foreign laws, unexpected changes in regulatory requirements, staffing and managing foreign operations, political instability, currency control laws and potentially adverse tax consequences. We can give you no assurance that one or more of such factors will not have a material adverse effect on our existing international operations and on our international expansion plans.

RISKS ASSOCIATED WITH COMPETITION

         The promotional products industry is highly fragmented and competitive, with few barriers to entry. We believe that our national and international distribution capabilities, professional sales force and complementary, value-added marketing services provide us with a competitive advantage; however, these capabilities also may result in higher administrative costs than those incurred by certain of our smaller competitors. In addition, certain of our competitors are manufacturers as well as distributors and may enjoy an advantage over us with respect to the cost of the goods they manufacture. Our existing competitors, and companies that may enter the market, may have substantially greater financial and other resources than we do. We also compete for advertising dollars with other media, such as television, radio, newspapers, magazines and billboards. We can give you no assurance that we will be able to continue to compete successfully against current and future competitors or that competitive pressures faced by us will not materially adversely affect our business, operating results and financial condition.

VOLATILITY OF STOCK PRICE

         Our common stock historically has been subject to significant price fluctuations in response to a variety of factors, including quarterly variations in operating results, announcing acquisitions, strategic alliances and joint ventures, general conditions in the promotional products industry, and general economic and market conditions. In addition, the stock market has experienced significant price and volume fluctuations that have adversely affected the market prices of equity securities of some companies and that often have been unrelated to the operating performance of such companies.

RISKS RELATING TO THE HA-LO CONVERTIBLE PREFERRED STOCK

         At any time during the 30-day period commencing on May 3, 2001, the holders of the convertible preferred stock issued in the Starbelly.com merger and upon exercise of assumed options will have the right to require us to redeem all or any part of their shares at a price per share in cash equal to the liquidation preference of $10.00 per share, plus any accrued and unpaid dividends. If holders of a significant number of shares of convertible preferred stock elect to have their shares redeemed and if such funds are not available, we may be required to borrow the funds necessary to pay the redemption price or to raise such funds through the public or private sale of debt or equity securities. As of January 30, 2001, the closing price of our common stock on the NYSE was $3.75 per share. There can be no assurance that adequate financing will be available to pay the redemption price or that the terms of any such financing will be satisfactory to us.

         If we default on our obligation to redeem any shares of convertible preferred stock, for so long as we are in default, the shares of convertible preferred stock that we failed to redeem will accrue dividends, at a rate of 8% of the liquidation price per annum on the $10.00 per share issuance price of such shares, beginning on the first date on which we failed to redeem such shares of convertible preferred stock until the redemption price has been paid in full. The rate at which dividends accrue will increase by 4% of the liquidation price per annum on each six month anniversary of the date of default until the redemption price (including accrued dividends) has been paid in full.

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STARBELLY.COM'S EXTREMELY LIMITED OPERATING HISTORY MAKES FUTURE FORECASTING
DIFFICULT

         Starbelly.com was incorporated in March 1999. From March until June 1999 Starbelly.com focused on developing its business model, technology and operations, hiring personnel and raising capital. Since June 1999, Starbelly.com has been selling products and offering services in the business-to-business channel and through the Internet, both on a limited basis. As a result of Starbelly.com's extremely limited operating history, it is difficult to accurately forecast our revenues, to predict our operating expenses or to predict the timing or effectiveness of our contemplated interactive Web site. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies engaged in new and rapidly evolving markets such as electronic commerce.

STARBELLY.COM'S BUSINESS SYSTEM IS NEW AND UNPROVEN

         Starbelly.com designed a new business system that redefines the process of ordering custom-decorated merchandise and the fulfillment process with respect to those orders. Starbelly.com has only been delivering products under this system since June 1999 on a limited basis. Our success depends upon our ability to implement Starbelly.com's system on the Internet. Moreover, the volume of orders we have filled is substantially below designed capacity and the levels that are necessary for us to achieve profitability. As a result, the success of our system on the Internet and in a high volume order environment has yet to be proven. Refinements or modifications to our business systems and technologies may be necessary or advisable as we evaluate its continuing operations.

OUR POTENTIAL CUSTOMERS MAY NOT ACCEPT OUR SOLUTIONS OR SYSTEMS

         Many of the new customers we intend to pursue have long-standing business relationships and personal ties to their existing distributors or other suppliers of decorated products. Those customers may be reluctant to disrupt these relationships. Customers are also often reluctant to change their existing ordering habits, or to adopt new technologies, such as Internet ordering, to replace existing relationships. To successfully market our products through the Internet, we will generally be required to educate potential customers on the use and benefits of our system, which may require us to incur substantial expense. Although we believe our new method for providing customized decorated products will provide significant cost and time savings for our existing and potential customers, there can be no assurance that such customers will accept it. If they do not, our future operating results would be materially and adversely affected. Our success depends substantially on our ability to initiate, manage and expand our relationships with customers, and our failure to do this could limit our anticipated growth in revenues and seriously harm our business.

STARBELLY.COM INCURRED SIGNIFICANT LOSSES SINCE INCEPTION, AND WE ANTICIPATE THAT WE WILL CONTINUE TO INCUR FUTURE LOSSES

         Starbelly.com has incurred significant losses since inception and we expect to continue to incur losses in the future. We expect to continue to incur significant marketplace development, technology, sales and marketing and administrative expenses for our business. We will need to generate significant revenue to achieve and maintain profitability, and we cannot be certain that we will achieve this. Even if we do reach profitability, we may not be able to sustain or increase our profitability.

OUR OPERATING RESULTS ARE EXPECTED TO BE VOLATILE AND DIFFICULT TO PREDICT

         Our operating results may fluctuate significantly, due to a variety of factors, many of which are outside of our control. Factors that may harm our business or cause our operating results to fluctuate


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include the size, timing, and variance of customer orders, particularly large orders from a limited number of customers; our ability to retain existing customers, attract new customers and maintain customer satisfaction; the ability to successfully launch our HALO Branded Solutions Web site and customer virtual storefront websites, and the level of traffic to such sites; changes in inventory availability from third-party suppliers; general economic conditions and economic conditions specific to the Internet, electronic commerce or the custom-decorated merchandise industry, the level of use of the Internet and acceptance of the Internet and commercial online services for the purchase of custom-decorated products; our ability to upgrade and develop systems and infrastructure and to attract new personnel in a timely and effective manner, technical difficulties, system downtime or Internet brownouts; the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; potential governmental regulation; unforeseen events affecting the custom-decorated merchandise industry; decreases in the prices at which we can sell our products; the timing of the introduction or enhancement of products by us, our customers and our competitors; and defects and other quality problems with our products. Any change in one or more of these factors, as well as others, could cause our operating results to fluctuate.

         A number of factors will also cause gross margins for our products to fluctuate in future periods. As the markets for our products mature, and as we face additional competition, it is likely that the average unit prices of such products will decrease in response to competitive pricing pressures, increased sales discounts, new product introductions by our competitors or other factors. In response, we believe we will likely need to reduce the cost of our products through increased efficiencies and reductions in the amount we pay for materials or labor. At the same time, we will likely also seek to increase sales of higher margin products. If these efforts are not successful, our revenue and gross margins will decline, significantly harming our operating results and financial condition.

WE DEPEND ON THIRD PARTIES TO PROVIDE RELIABLE SOFTWARE, SYSTEMS AND RELATED SERVICES

         We depend on certain third-party service and software providers. We depend on these third-party providers to continue to offer, maintain and update our software infrastructure. Any discontinuation of such services, or any reduction in performance that requires us to replace such services, would be disruptive to our business. We depend on our software providers for the development and maintenance of electronic commerce processing systems. The failure of such systems could have a material adverse effect on our business and operations.

         In the past, certain of our third-party service providers have experienced interruptions or failures in their system or services. If such failures were to occur in the future, our customers could be prevented from accessing or purchasing products through our Web site. Any reduction in performance, disruption in Internet or online access or discontinuation of services provided by any of our Internet service providers could have a material adverse effect on our business, operating results and financial condition.

         Some of our agreements with third-party service and software providers have terms of, or expire within, one year or less and in some cases are subject to cancellation for any reason or no reason upon short notice. Any cancellation of services by any those third-party providers, or failure to renew services upon expiration, without notice sufficient to allow us to transition to a new service provider in a timely and cost-effective manner would have a material adverse effect on our business, operating results and financial condition.


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IF DEMAND EXCEEDS THE CAPACITY CONSTRAINTS OF OUR INTERNET TECHNOLOGY SYSTEMS OR
FULFILLMENT SYSTEMS OR IF WE DO NOT CONTINUE TO DEVELOP THESE SYSTEMS PROPERLY, OUR BUSINESS COULD BE ADVERSELY AFFECTED

         A portion of our revenues depends on the number of businesses and consumers who use our Web site or Web sites we have designed for purchase of custom-decorated merchandise. Accordingly, the satisfactory performance, reliability and availability of these Web sites, transaction-processing systems and network infrastructure are critical to our operating results, as well as our ability to attract and retain customers and maintain adequate customer service levels. Any system interruptions that result in the unavailability of our Web sites or reduced performance of the transaction system would reduce the volume of sales, which could have a material adverse effect on our business, operating results and financial condition.

         We use an internally developed system for our Web site and those Web sites which we develop for our customers. Our developed customer Web sites handle substantially all aspects of transaction processing, including product customization, customer profiling and confirmations. We may experience periodic system interruptions from time to time. A substantial increase in the volume of traffic on our Web sites, or the number of orders placed by customers in excess of projected amounts will require us to expand and upgrade further our technology, transaction-processing systems and network infrastructure. We may also experience temporary capacity constraints due to sharply increased traffic during sales or other promotions, which could cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and delays in reporting accurate financial information. There can be no assurance that our transaction-processing system and network infrastructure will be able to accommodate our system traffic in the future, or that we will, in general, be able to accurately project the rate or timing of such increases or upgrade our system and infrastructure to accommodate future traffic levels on our Web sites and those we develop for our customers.

         In the future, we intend to upgrade and expand our system and to integrate newly developed or purchased modules with our existing systems in order to improve our accounting, control and reporting methods and support increased transaction volume. Our inability to add additional software and hardware or to develop and upgrade further our existing technology, transaction processing systems or network infrastructure to accommodate increased traffic on our Web site or those Web sites we develop for our customers or our inability to handle increased sales volume through our transaction-processing systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment, and delays in reporting accurate financial information. There can be no assurance that we will be able, in a timely manner, to effectively upgrade and expand our transaction-processing systems or to integrate smoothly any newly developed or purchased modules with our existing systems. Any inability to do so could have a material effect on our business, operating results and financial condition.

A SYSTEM FAILURE WOULD ADVERSELY AFFECT OUR BUSINESS

         Our ability to successfully receive and transmit orders online and provide high-quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Some of our systems or their components are untested in high-volume operations. Some of our intranet and database systems are located in Chicago, Illinois. These systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins and similar events. The failure of our intranet and database systems could have a material adverse effect on our business, operating results and financial condition.

         Our servers and related technology are currently housed on-site with redundant systems located off-site. Despite the implementation of network security measures, our servers are vulnerable to


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computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and confirm customer orders or to provide orders to distributors or decorators. The occurrence of any of the foregoing risks could have a material adverse effect on our business, operating results and financial condition. Any virus infecting our system or other damage to our system could adversely affect the computer systems of a third party. Such an event could expose us to a risk of loss or litigation or possible liability.

FEDERAL, STATE AND LOCAL ENVIRONMENTAL LAWS AND REGULATIONS, AND FAILURE TO COMPLY WITH THEM COULD HARM OUR BUSINESS

         Our vendors, who perform decorating services, including those residing in one of our Chicago locations, are subject to a variety of federal, state, and local environmental laws and regulations related to the use, storage, discharge and disposal of wastewater and other chemicals used in their processes. They may incur significant costs to comply with current or future environmental laws and regulations, or be adversely affected by the cost of compliance with these laws and regulations, which would effectively increase our costs. In addition, we may be directly responsible for the remediation of any environmental contamination caused by decorators residing on our properties. Any such liability could have a material adverse effect on our operations.

RISKS RELATED TO THE INTEGRATION OF THE BUSINESSES

UNCERTAINTIES IN ACHIEVING BENEFITS OF MERGER

         We cannot assure you that we will realize any of the anticipated benefits of the Starbelly.com merger. Whether we achieve these benefits will depend in part upon our ability to integrate our businesses in an efficient manner. We cannot be certain that this will occur. To achieve the merger benefits, we will incur significant costs, expend significant capital and fund substantial anticipated operating losses. Our costs could be higher than anticipated and we may have to expend additional capital and fund higher-than-expected operating losses to achieve the anticipated benefits of the merger.

MANAGEMENT MAY HAVE DIFFICULTY INTEGRATING THE BUSINESS AND CORPORATE CULTURES OF HA-LO AND STARBELLY.COM

         The merger and related transactions involve the integration of two business organizations that have previously operated independently. We may encounter difficulties in integrating the operations of the two businesses. We may not be able to successfully blend our products, services and technology to create the advantages which the merger was intended to create. Also, our client base may not be willing to shift significant portions of their promotional product purchasing to the Internet. Furthermore, any delays or unexpected obstacles or costs in connection with such integration could have a material adverse effect our business, operating results or financial condition and the expected value of the merger.

         There is also the risk that the operations, management and personnel of the two companies may not be compatible, and either HA-LO or Starbelly.com may experience the loss of key personnel for that reason. We may also experience a disruption in our employee base as a result of uncertainty following the merger and during the integration process. As a result, key employees may seek employment elsewhere, including with competitors.

COMBINING THE COMPANIES COULD HAVE AN ADVERSE IMPACT

         The integration of HA-LO's business and Starbelly.com's business requires substantial attention from management. The diversion of management's attention and any difficulties encountered in the

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transition and integration process could have a material adverse effect our revenues, levels of expenses and operating results.

RISK FACTORS GENERALLY AFFECTING ALL E-COMMERCE BUSINESSES AND INTERNET
BUSINESSES

WE DEPEND ON THE CONTINUED GROWTH OF ELECTRONIC COMMERCE

         Our viability is substantially dependent upon the widespread acceptance and use of the Internet as an effective medium for commerce. The use of the Internet as a means of effecting transactions, particularly in the market for custom-decorated products, is at an early stage of development. For us to be successful, businesses and consumers must accept and utilize new ways of conducting business and exchanging information. Convincing businesses and consumers to evaluate and purchase custom-decorated products online may be particularly difficult, as such these parties have traditionally relied on advertising specialty retailers and specialty catalogs to purchase such products. Advertising specialty retailers are retailers who focus their efforts on selling to customers merchandise that is custom-decorated with the customer's brands, which those customers use for the promotion of their brands. Rapid growth in the use of and interest in the Web, the Internet and commercial online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of customers will adopt, and continue to use, the Internet and commercial online services as a medium of commerce, particularly for evaluating and purchasing custom-decorated products.

         Demand for recently introduced services and products over the Internet and commercial online services is subject to a high level of uncertainty. A minority of these services and products have proved to be profitable. The development of the Internet and commercial online services into a viable commercial marketplace is subject to a number of factors, including continued growth in the number of users of such services, concerns about transaction security, continued development of the necessary technological infrastructure, development of enabling technologies, uncertain and increasing government regulation and the development of complementary services and products.

         To the extent that the Internet and other online services continue to experience growth in the number of users, their frequency of use or increase in their bandwidth requirements, there can be no assurance that the infrastructure for the Internet and other online services will be able to support the demands placed upon them. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or other online service activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally and us in particular. If the use of the Internet and other online services does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet and other online services do not effectively support growth that may occur or if the Internet and other online services do not become a viable commercial marketplace, our business operating results and financial condition would be materially and adversely affected.

RAPID TECHNOLOGICAL CHANGE COULD MATERIALLY AFFECT US

         The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing technology and systems obsolete. The emerging nature of these products and services and their rapid evolution will require us to continually improve the performance, features and reliability of our e-commerce services, particularly in response to competitive offerings. Our success will depend, in part on our ability to enhance existing services and to develop and license new services and technologies that address the increasingly sophisticated and varied needs of our prospective customers. We will also need to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development or licensing of online sites and other proprietary technology entails significant technical and business risks and requires substantial expenditures and lead time. There can be no assurance that we will use new technologies effectively or adapt our Web site, proprietary technology and transaction processing systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition could be materially and adversely affected.

OUR MARKETPLACE OR DATABASE MAY BE SUSCEPTIBLE TO SECURITY BREACHES

         A fundamental requirement for electronic commerce and communications is the secure transmission of confidential information over public networks. We will rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. In addition, we intend to maintain an extensive, confidential database of customer profiles and transaction information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction data contained in our customer database. Further, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation, business, operating results and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in its operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and commercial online services and the privacy of users may also inhibit the growth of the Internet and commercial online services, especially as a means of conducting commercial transactions. To the extent that our activities or those of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers or other personal information, security breaches could expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business, operating results and financial condition.

WE MAY HAVE LIABILITY FOR INTERNET CONTENT IN OUR MARKETPLACE

         As a publisher and distributor of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that it receives, stores, publishes or distributes. Such claims have been brought and sometimes successfully pressed, against online services. There is a risk that we may be exposed to these claims in connection with the future operations of our various Web sites. In addition, we do not and cannot practically screen all of the content generated by our users, and we could be exposed to liability with respect to such content. Although we carry general liability insurance, our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on our reputation, business, operating results and financial condition.

FUTURE GOVERNMENTAL REGULATION OF THE INTERNET MAY RESTRICT OUR BUSINESS

         There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues including user privacy, pricing and the characteristics and quality of products and services. An increase in regulation or the application of existing laws to the Internet could significantly increase our costs of operations and harm our business. For example, the Communications Decency Act of 1996 sought to prohibit the transmission of certain types of information and content over the Web. Additionally, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Imposition of access fees could increase the cost of transmitting data over the Internet.

WE RELY ON INTELLECTUAL PROPERTY RIGHTS THAT MAY NOT ADEQUATELY PROTECT US UNDER CURRENT LAWS

         To establish and protect our trademarks, services marks and other proprietary rights in our products and services, we rely on a combination of copyright, unfair competition, trademark, service mark and trade secret laws; confidentiality agreements with licensees and other third parties; and confidentiality agreements and policies covering employees. We cannot assure you that these measures will be adequate, that we will be able to secure registrations for all of our marks in the U.S. or internationally or that third parties will not infringe upon or misappropriate our proprietary rights. Any infringement, misappropriation or litigation relating to intellectual property rights may divert our management's attention and our funds to litigate such claims. Provisions in our license agreements with our customers protecting against unauthorized use, copying, transfer and disclosure of our licensed products may be unenforceable under the laws of specific jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent, as do the laws of the United States. We cannot assure you that our methods of protecting our proprietary rights in the United States or abroad will be adequate. We also cannot assure you that competing companies will not independently develop technology similar to our proprietary technology.

         Legal standards relating to the validity, enforceability and scope of protection of certain property rights in Internet-related businesses are uncertain and evolving. In particular, new domain name registration and ownership property procedures may be adopted that may make it more difficult for us and other Internet-related businesses to retain or obtain desirable domain names.

         Companies in our industry and other electronic commerce-based industries have been the subject of claims that their Web site content, method of doing business and processes for conducting on-line transactions violate the patent, trademark, copyright and other intellectual property rights of their competitors or other third parties. Although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claims that we have violated a patent or infringed a copyright, trademark or other intellectual property right belonging to such other parties. We may be subject to claims of this type in the future as we develop and introduce new products and methods of doing business in the future. Any infringement claims, even if not meritorious, could result in our expenditure of significant financial and managerial resources, which could harm our business.

         We also intend to continue to strategically license certain content for our Web site from third parties, including content which is integrated with internally developed content and used on our Web site to provide key services. There can be no assurance that these third party content licenses will be available to us on commercially reasonable terms or that we will be able to successfully integrate such third-party content. Such content licenses may expose us to increased risks, including risks associated with the assimilation of new content, the diversion of resources from the development of on-line content and functionality, the inability to generate revenues from new content sufficient to offset associated acquisition costs and the maintenance of uniform, appealing content. The inability to obtain any of these licenses could result in delays in Web site development or services until equivalent content can be identified, licensed and integrated. Any such delays in development or services could have a material adverse effect on our business, operating results and financial condition.

         Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices or have assisted the employee in breaching noncompetition or nondisclosure agreements. We may be subject to claim of this type in the future as we seek to hire qualified employees. We could incur substantial costs in defending ourselves against these claims or litigation associated with these claims, regardless of their merit. On the other hand, courts have taken a restrictive view with regard to the enforcement of noncompetition and nonsolicitation covenants and nondisclosure and secrecy agreements, particularly with respect to Internet-related businesses. Therefore, we may not be able to enforce the agreements we have with our employees regarding restrictions on their ability to compete against us.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         Certain matters discussed in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify the forward-looking statements and certain factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

         Forward-looking statements include the information concerning our possible or assumed future results of operations, as well as other future events set forth under "Risk Factors-Risks Related to the Integration of the Businesses" and other statements in this prospectus identified by words such as "anticipate," "estimate," "expect," "intend," "believe," and "objective," and include, in particular, the statements as to:

         1. the ability of the combined company to compete effectively in our markets;

         2. the ability to convince customers to use our services and systems;

         3. the anticipated manner in which identified merger benefits will be achieved;

         4. the estimated amount of costs and capital expenditures necessary to achieve the merger benefits;

         5. the estimated future costs, operating losses and capital expenditures associated with our business;

         6.       the ability to attract and retain qualified employees; and

         7. the ability of sales people who quit to take customers with them.

         Readers are cautioned not to place undue reliance on these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

         1.       general economic and business conditions;

         2.       industry capacity;

         3.       changes in technology;

         4.       changes in political, social and economic conditions;

         5. regulatory matters, including the possibility of new regulations affecting e-commerce;

         6. challenges associated with the integration of the operations of HA-LO and Starbelly.com;

         7.       adverse regulatory treatment;

         8. the ability of HA-LO and Starbelly.com to implement and realize anticipated cost savings and revenue enhancements from the merger;

         9. the actual costs required to effect the merger and to realize anticipated cost savings and revenue enhancements;

         10.      the actual duration of our continuing operating losses;

         11.      the loss of any significant customers;

         12.      changes in business strategy or development plans;

         13.      actual future costs of operating expenses;

         14.      actual costs of continuing investments in technology;

         15. the availability of capital to finance possible acquisitions and to refinance debt;

         16. the ability of management to implement the strategy of acquisitions and process improvements;

         17. changes in the capital markets affecting the ability to finance capital requirements; and

         18. the other factors listed in our annual report on Form 10-K or in other reports previously or hereafter filed by us with the Securities and Exchange Commission, which are incorporated by reference herein.

         Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of these other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We do not assume any obligation to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting those forward-looking statements.

                                 USE OF PROCEEDS

         All of the 6,545,378 shares of common stock (the "Shares") are being offered by the stockholders named below (the "Selling Stockholders"). We will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth with respect to the Selling Stockholders
(i) the number of Shares beneficially owned as of January 23, 2001 and prior to the offering contemplated hereby, (ii) the maximum number of Shares which may be sold in the offering pursuant to this Prospectus and (iii) the number of Shares which will be beneficially owned after the offering, assuming the sale of all Shares set forth in (ii) above:



                                                           BENEFICIAL OWNERSHIP     SHARES TO BE    BENEFICIAL OWNERSHIP
                                                             PRIOR TO OFFERING          OFFERED        AFTER OFFERING
                                                             -----------------          -------        --------------
           SELLING STOCKHOLDERS                          SHARES(1)      PERCENTAGE                 SHARES      PERCENTAGE
           --------------------                          ---------      ----------                 ------      ----------


Chase Venture Capital Associates, L.P.........         2,926,919(2)         4.3%       975,640   1,951,279          2.9%
Flatiron Fund 1998/99, LLC....................              203,143            *        67,714     135,429             *
Flatiron Associates, LLC......................               20,729            *         6,910      13,819             *
Kenneth G. Pigott.............................            82,916(3)            *        27,639      55,277             *
David A. Ramon................................            82,916(4)            *        27,639      55,277             *
Carramore Limited Partnership.................         2,826,525(5)         4.4%       942,175   1,884,350          2.9%
Richard A. Heise, Jr..........................            94,387(6)            *        31,462      62,925             *
Minotaur Partners, L.P........................           153,058(7)            *        74,555      78,503             *
Delphic Financial Holdings, Ltd...............            52,188(8)            *        17,396      34,792             *
GCWF Investment Partners......................            34,777(9)            *        12,426      22,351             *
Thomas W. Furlong.............................            7,456(10)            *         2,485       4,971             *
Thaddeus G. Stephens..........................            2,982(11)            *           994       1,988             *
M. Catherine Jaros............................          202,895(12)            *        90,176     112,719             *
Altheimer & Gray..............................            8,324(13)            *         2,775       5,549             *
Peter H. Lieberman............................            8,324(14)            *         2,775       5,549             *
Mohanbir Sawhney..............................           29,620(15)            *        13,873      15,747             *
Coventry Partners Family Limited Partnership..        5,434,136(16)         8.4%     1,872,879   3,561,257          5.5%
Bloomfield Partners Family Limited Partnership        5,826,734(17)         9.0%     1,942,245   3,884,489          6.0%
Silicon Valley Bancshares.....................           11,770(18)            *         6,539       5,231             *
Lefkofsky Family Limited Liability Company I..          166,478(19)            *        55,493     110,985             *
Steven Lefkofsky..............................           20,810(20)            *         6,937      13,873             *
Jodi Neff.....................................           20,810(21)            *         6,937      13,873             *
Andrew Parkinson..............................           33,696(22)            *        11,232      22,464             *
Bruce A. Zivian...............................            6,795(23)            *         2,265       4,530             *
Carlos Perez..................................           33,696(24)            *        11,232      22,464             *
Clair Heise...................................           67,392(25)            *        22,464      44,928             *
Cohan Investment Partnership..................           13,497(26)            *         4,499       8,998             *
Dara Khosrowshahi.............................           47,194(27)            *        15,731      31,463             *
Ingram Capital, Inc. .........................           67,392(28)            *        22,464      44,928             *
Dennis Archer, Jr. ...........................           33,696(29)            *        11,232      22,464             *
Donald Wilson.................................           33,696(30)            *        11,232      22,464             *
Ellen Havdala.................................           13,497(31)            *         4,499       8,998             *
Frank Torre Jr. ..............................           33,696(32)            *        11,232      22,464             *
Jeffrey McClusky..............................           33,696(33)            *        11,232      22,464             *
James L. & Laurie A. Jerue....................           18,199(34)            *         6,733      11,466             *
Joseph Madonia................................           13,497(35)            *         4,499       8,998             *
Kenneth A. Steel..............................           26,995(36)            *         8,998      17,997             *
Kevork Derderian..............................           20,199(37)            *         6,733      13,466             *
Mark Birringer................................           20,199(38)            *         6,733      13,466             *
Mark Seruya IRA...............................           20,199(39)            *         6,733      13,466             *
Randall Abrahams..............................           13,497(40)            *         4,499       8,998             *
Richard Melman Revocable Trust................           67,392(41)            *        22,464      44,928             *
Richard Porter................................            5,195(42)            *         2,265       2,930             *
Richard Porter IRA............................           13,497(43)            *         4,499       8,998             *



                                                           BENEFICIAL OWNERSHIP     SHARES TO BE    BENEFICIAL OWNERSHIP
                                                             PRIOR TO OFFERING          OFFERED        AFTER OFFERING
                                                             -----------------          -------        --------------
           SELLING STOCKHOLDERS                          SHARES(1)      PERCENTAGE                 SHARES      PERCENTAGE
           --------------------                          ---------      ----------                 ------      ----------


Robert Levin..................................           13,497(44)            *         4,499       8,998             *
Robert & Jennifer Steel.......................           27,089(45)            *         9,030      18,059             *
Ronald Lott...................................           25,272(46)            *        11,232      14,040             *
Stewart Flink.................................           20,218(47)            *        11,232       8,986             *
Todd Pines....................................           33,696(48)            *        11,232      22,464             *
Jeffrey Wolf..................................           33,696(49)            *        11,232      22,464             *
Thomas Parkinson..............................           33,696(50)            *        11,232      22,464             *
Thomas Bindley Revocable Trust................          223,665(51)            *        74,555     149,110             *



 ..................
*  Less than 1%.




(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares of common stock which such person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person named above, any security which such person has the right to acquire from us within 60 days after the date of this prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Consists of 2,926,919 shares of common stock issuable upon the conversion of convertible preferred stock.

(3) Consists of 82,916 shares of common stock issuable upon the conversion of convertible preferred stock.

(4) Consists of 82,916 shares of common stock issuable upon the conversion of convertible preferred stock.

(5) Includes 268,363 shares of common stock issuable upon the conversion of convertible preferred stock.

(6) Consists of shares received as a dividend from Zebra Investments, L.P., including 8,962 shares of common stock issuable upon the conversion of convertible preferred stock.

(7) Includes 21,236 shares of common stock issuable upon the conversion of convertible preferred stock.

(8) Includes 4,955 shares of common stock issuable upon the conversion of convertible preferred stock.

(9) Includes 3,539 shares of common stock issuable upon the conversion of convertible preferred stock.

(10) Includes 708 shares of common stock issuable upon the conversion of convertible preferred stock.

(11) Includes 283 shares of common stock issuable upon the conversion of convertible preferred stock.

(12) Includes 25,685 shares of common stock issuable upon the conversion of convertible preferred stock.

(13) Includes 790 shares of common stock issuable upon the conversion of convertible preferred stock.

(14) Includes 790 shares of common stock issuable upon the conversion of convertible preferred stock.

(15) Includes 3,952 shares of common stock issuable upon the conversion of convertible preferred stock.

(16) Includes 533,458 shares of common stock issuable upon the conversion of convertible preferred stock.

(17) Includes 553,216 shares of common stock issuable upon the conversion of convertible preferred stock.

(18) Includes 1,863 shares of common stock issuable upon the conversion of convertible preferred stock.

(19) Includes 15,806 shares of common stock issuable upon the conversion of convertible preferred stock.

(20) Includes 1,976 shares of common stock issuable upon the conversion of convertible preferred stock.

(21) Includes 1,976 shares of common stock issuable upon the conversion of convertible preferred stock.

(22) Consists of shares received as a dividend from Zebra Investments, L.P., including 3,199 shares of common stock issuable upon the conversion of convertible preferred stock.

(23) Consists of shares received as a dividend from Zebra Investments, L.P., including 645 shares of common stock issuable upon the conversion of convertible preferred stock.

(24) Consists of shares received as a dividend from Zebra Investments, L.P., including 3,199 shares of common stock issuable upon the conversion of convertible preferred stock.

(25) Consists of shares received as a dividend from Zebra Investments, L.P., including 6,400 shares of common stock issuable upon the conversion of convertible preferred stock.

(26) Consists of shares received as a dividend from Zebra Investments, L.P., including 1,281 shares of common stock issuable upon the conversion of convertible preferred stock.

(27) Consists of shares received as a dividend from Zebra Investments, L.P., including 4,481 shares of common stock issuable upon the conversion of convertible preferred stock.

(28) Consists of shares received as a dividend from Zebra Investments, L.P., including 6,400 shares of common stock issuable upon the conversion of convertible preferred stock.

(29) Consists of shares received as a dividend from Zebra Investments, L.P., including 3,199 shares of common stock issuable upon the conversion of convertible preferred stock.

(30) Consists of shares received as a dividend from Zebra Investments, L.P., including 3,199 shares of common stock issuable upon the conversion of convertible preferred stock.

(31) Consists of shares received as a dividend from Zebra Investments, L.P., including 1,281 shares of common stock issuable upon the conversion of convertible preferred stock.

(32) Consists of shares received as a dividend from Zebra Investments, L.P., including 3,199 shares of common stock issuable upon the conversion of convertible preferred stock.

(33) Consists of shares received as a dividend from Zebra Investments, L.P., including 3,199 shares of common stock issuable upon the conversion of convertible preferred stock.

(34) Consists of shares received as a dividend from Zebra Investments, L.P., including 1,918 shares of common stock issuable upon the conversion of convertible preferred stock.

(35) Consists of shares received as a dividend from Zebra Investments, L.P., including 1,281 shares of common stock issuable upon the conversion of convertible preferred stock.

(36) Consists of shares received as a dividend from Zebra Investments, L.P., including 2,563 shares of common stock issuable upon the conversion of convertible preferred stock.

(37) Consists of shares received as a dividend from Zebra Investments, L.P., including 1,918 shares of common stock issuable upon the conversion of convertible preferred stock.

(38) Consists of shares received as a dividend from Zebra Investments, L.P., including 1,918 shares of common stock issuable upon the conversion of convertible preferred stock.

(39) Consists of shares received as a dividend from Zebra Investments, L.P., including 1,918 shares of common stock issuable upon the conversion of convertible preferred stock.

(40) Consists of shares received as a dividend from Zebra Investments, L.P., including 1,281 shares of common stock issuable upon the conversion of convertible preferred stock.

(41) Consists of shares received as a dividend from Zebra Investments, L.P., including 6,400 shares of common stock issuable upon the conversion of convertible preferred stock.

(42) Consists of shares received as a dividend from Zebra Investments, L.P., including 645 shares of common stock issuable upon the conversion of convertible preferred stock.

(43) Consists of shares received as a dividend from Zebra Investments, L.P., including 1,281 shares of common stock issuable upon the conversion of convertible preferred stock.

(44) Consists of shares received as a dividend from Zebra Investments, L.P., including 1,281 shares of common stock issuable upon the conversion of convertible preferred stock.

(45) Consists of shares received as a dividend from Zebra Investments, L.P., including 2,572 shares of common stock issuable upon the conversion of convertible preferred stock.

(46) Consists of shares received as a dividend from Zebra Investments, L.P., including 3,199 shares of common stock issuable upon the conversion of convertible preferred stock.

(47) Consists of shares received as a dividend from Zebra Investments, L.P., including 3,199 shares of common stock issuable upon the conversion of convertible preferred stock.

(48) Consists of shares received as a dividend from Zebra Investments, L.P., including 3,199 shares of common stock issuable upon the conversion of convertible preferred stock.

(49) Consists of shares received as a dividend from Zebra Investments, L.P., including 3,199 shares of common stock issuable upon the conversion of convertible preferred stock.

(50) Consists of shares received as a dividend from Zebra Investments, L.P., including 3,199 shares of common stock issuable upon the conversion of convertible preferred stock.

(51) Includes 21,236 shares of common stock issuable upon the conversion of convertible preferred stock.

         All of the Shares offered hereby were acquired by the Selling Stockholders listed in the table above from us in connection with our acquisition in May 2000 of Starbelly.com, and have been registered under the Securities Act of 1933, as amended, for resale by such Selling Stockholders in accordance with the provisions of the merger agreement. Following completion of the merger, Bradley Keywell, who, with his family, through various interests in limited partnerships, holds majority economic interests in Bloomfield Partners Family Limited Partnership, became our President and one of our directors. Following completion of the merger, Eric Lefkofsky, who, with his family, through various interests in limited partnerships, holds majority economic interests in Coventry Partners Family Limited Partnership, became our chief operating officer, vice president and one of our directors and also has the right to request our board of directors to nominate his designee for election to our board. Pursuant to Mr. Lefkofsky's request in June 2000, our board elected Richard A. Heise, Jr. as a director and nominated Mr. Heise for re-election to our board at our 2000 Annual Meeting of Shareholders (where he was re-elected).

                              PLAN OF DISTRIBUTION

         The Company is registering the Shares on behalf of the Selling Stockholders. The Shares covered by this prospectus may be offered and sold by the Selling Stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by the Selling Stockholders or by a purchaser of the Shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the Shares may be effected from time to time in one or more transactions, in private or public transactions, on the New York Stock Exchange (the "NYSE"), in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of the Shares may be sold from time to time by means of (a) a block trade, in which a broker or dealer attempts to sell the Shares as agent but may position and resell a portion of the Shares as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer into the public market in any manner permitted by the Selling Stockholders under this prospectus; (c) ordinary brokerage transactions (which may include long or short sales) in which the broker solicits purchasers or executes unsolicited orders;
(d) the writing (sale) or settlement of non-traded or exchange-traded put or call option contracts, and by means of the establishment or settlement of other hedging transactions, including forward sale transactions; (e) the pledging of the Shares as collateral to a broker/dealer or other pledgee to secure loans, credit or other financing arrangements or obligations and, upon any subsequent default, the disposition of the shares so pledged; and (f) any other legally available means. In addition, the Selling Stockholders may loan their shares to broker/dealers who are counterparties to hedging transactions and such broker/dealers may sell the shares so borrowed into the public market.

         To the extent required with respect to a particular offer or sale of the Shares, a prospectus supplement will be filed pursuant to Section 424(b)(3) of the Securities Act and will accompany this prospectus, to disclose (a) the number of Shares to be sold, (b) the purchase price, (c) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, and (d) any other relevant information.

         The Selling Stockholders may transfer the Shares by means of gifts, donations and contributions. This prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the Shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this prospectus by any such recipient could exceed 500 Shares, then a prospectus supplement would need to be filed pursuant to Section 424(b)(3) of the Securities Act to identify the recipient as the Selling Stockholders and disclose any other relevant information. Such prospectus supplement would be required to be delivered, together with this prospectus, to any purchaser of such Shares.

         In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the Selling Stockholders. To the extent permitted by applicable law, the Selling Stockholders also may sell the Shares short and redeliver the Shares to close out such short positions.

         The Selling Stockholders and any broker-dealers who participates in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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


As a result, we have informed the Selling Stockholders that Regulation M, promulgated under the Securities Exchange Act of 1934, as amended, may apply to sales by the Selling Stockholders in the market. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. The aggregate net proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of such Shares less any discounts, concessions or commissions.

         The Selling Stockholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. No broker, dealer or agent has been engaged by us in connection with the distribution of the Shares. There is no assurance, therefore, that the Selling Stockholders will sell any or all of the Shares. In connection with the offer and sale of the Shares, we have agreed to make available to the Selling Stockholders copies of this prospectus and any applicable prospectus supplement and have informed the Selling Stockholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the Shares offered hereby.

         The Shares covered by this prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this prospectus.

         We will not receive any proceeds from the sale of the Shares covered by this prospectus and have agreed to pay all of the expenses incident to the registration of the Shares, other than discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the Selling Stockholders, if any.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for us by Neal, Gerber & Eisenberg, Chicago, Illinois. Certain partners of, attorneys with and/or of counsel to Neal, Gerber & Eisenberg, counsel to the Company, beneficially own shares of our common stock and/or serve as Assistant Secretary of the Company.

                                     EXPERTS

         The Annual Report incorporated by reference in this prospectus has been audited by Arthur Andersen LLP, independent public accountants, as indicated in such report, and is incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

                         WHERE TO FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy our filed reports, statements or other information at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information about us also may be inspected at the NYSE offices at 20 Broad Street, 17th Floor, New York, New York 10005.

         The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Room of the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important business and financial information by referring you to another document separately filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the following documents previously filed by us with the SEC. These documents contain important information about our company and its business and finances.



         SEC FILINGS                                                   PERIOD
         -----------                                                   ------


Annual Report on Form 10-K.............................       Year ended December 31, 1999

Quarterly Report on Form 10-Q..........................       Quarter ended September 30, 2000

Quarterly Report on Form 10-Q..........................       Quarter ended June 30, 2000

Quarterly Report on Form 10-Q..........................       Quarter ended March 31, 2000

Current Report on Form 8-K.............................       Dated September 1, 2000

Current Report on Form 8-K.............................       Dated May 12, 2000

Current Report on Form 8-K.............................       Dated January 21, 2000

Description of common stock contained in
Registration Statement, and amendments
and reports updating this description .................       Dated October 20, 1992



         All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this prospectus (excluding exhibits to such information which are not specifically incorporated by reference into such information). Requests for such information should be directed to HA-LO Industries, Inc., 5980 West Touhy Avenue, Niles, Illinois 60714, Attention: Gregory J. Kilrea, Chief Financial Officer, Telephone
(847) 647-2300.


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